FOR IMMEDIATE RELEASE

Fibrocell Science Reports Fourth Quarter and Full Year 2013 Financial and Operating Results

- Company to Host Conference Call and Webcast at 8:30 a.m. EDT, Today, March 17, 2014 -

EXTON, PA – March 17, 2014 – Fibrocell Science, Inc. (NYSE MKT: FCSC), an autologous cell therapy company primarily focused on developing first-in-class treatments for rare and serious skin and connective tissue diseases with high unmet medical needs, today reported financial results for the fourth quarter and full year ended Dec. 31, 2013. The company will host a conference call and webcast at 8:30 a.m. EDT, today.

“2013 represented a transformative year for the company,” said David Pernock, chairman and chief executive officer of Fibrocell. “We expanded our collaboration with Intrexon Corporation (NYSE:XON) focused on rare skin diseases, with our lead program to treat patients suffering from recessive dystrophic epidermolysis bullosa, or RDEB, which is on track to present proof of concept data this year. We prepared our two azficel-T label-extension clinical programs in restrictive burn scarring and vocal cord scarring for Phase II clinical trials, and we expect to complete enrollment of both trials later this year. In addition, we raised $47.1 million in October, providing sufficient capital to reach significant milestones, and positioning us to deliver on breakthrough therapies for patients with rare skin and connective tissue diseases.”

2013 and early 2014 Highlights

•	Expanded our Intrexon Corporation (NYSE:XON) collaboration to include potential treatments based on engineered autologous fibroblast cells for the localized treatment of autoimmune and inflammatory disorders including morphea profunda / linear scleroderma, cutaneous eosinophilias and moderate to severe psoriasis

•	Further expanded our Intrexon Corporation collaboration to add autologous human fibroblasts genetically-modified to express bioactive Tenascin-X locally to correct connective tissue disorders, such as with Ehlers-Danlos Syndrome-Hypermobility Type

•	Raised $47.1 million in net proceeds from a public offering of common stock

•	Extended patent protection of azficel-T by the U.S. Patent and Trademark Office through 2031

•	Appointed Gregory Weaver as SVP & Chief Financial Officer, and Robert Sheroff as Vice President of Technical Operations

Financial Results

Quarter ended December 31, 2013 compared to quarter ended December 31, 2012

For the quarter ended December 31, 2013, Fibrocell reported a net loss of $5.7 million, or $0.14 per share, compared to a net loss of $21.5 million, or $0.89 per share, for the same period in 2012. Operating expenses for the fourth quarter of 2013 were $4.2 million as compared to $10.3 million in the same period in 2012. Revenues for each of the fourth quarters of 2013 and 2012 were insignificant. The company used $4.0 million in cash for operations during the fourth quarter of 2013.

Research and development expenses in the quarter ended December 31, 2013, were $1.8 million, a 76% decrease compared to the fourth quarter of 2012. The decreased R&D expenses were primarily due to the costs of the Intrexon Corporation supplemental stock issuance agreement in the fourth quarter of 2012. Selling, general and administrative expenses were $2.3 million, a 9% decrease compared to the quarter ended December 31, 2012 due to a reduction in salaries and related expenses.

Year ended December 31, 2013 compared to the year ended December 31, 2012

For the year ended December 31, 2013, Fibrocell reported a net loss of $30.6 million, or $1.03 per share, compared to a net loss of $23.2 million, or $2.59 per share, for the year ended 2012. Revenues for 2013 were $200 thousand, a 31% increase compared to $153 thousand in 2012.

Research and development expenses for the year ended December 31, 2013 were $12.6 million, a 39% increase compared to $9.0 million in 2012. The increase was due to an increase in consulting fees related to research and development costs incurred in connection with our collaboration with Intrexon Corporation. Selling, general and administrative expenses were $10.1 million, a 17% decrease over $12.2 million for the year ended 2012. The decrease was due to spending for the initial launch of LAVIV™ during the year ended December 31, 2012.

At December 31, 2013, Fibrocell had cash and equivalents of $60.0 million. The increase was due to proceeds of approximately $47.1 million, after underwriting discounts and commissions, from a public offering of common stock less operational expenses. The company used $20.1 million in cash for operations during the year ended December 31, 2013.

Conference Call and Webcast

The conference call may be accessed by dialing 855-629-3857 for domestic callers and 678-509-8772 for international callers. Please specify to the operator that you would like to join the “Fibrocell Science Full year 2013 Financial Results Call, conference ID#: 10568066." The conference call will be webcast live under the investor relations section of Fibrocell's website at www.fibrocellscience.com, and will be archived there for 30 days following the call. Please visit Fibrocell's website several minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.

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About Fibrocell Science, Inc.

Fibrocell Science, Inc. (NYSE MKT:FCSC) is an autologous cell therapy company primarily focused on developing first-in-class treatments for rare and serious skin and connective tissue diseases with high unmet medical needs. Based on its proprietary autologous fibroblast technology, Fibrocell is pursuing breakthrough medical applications of azficel-T for restrictive burn scarring and vocal cord scarring. The company’s collaboration with Intrexon Corporation (NYSE:XON), a leader in synthetic biology, includes using genetically-modified fibroblasts for treating rare and serious skin and connective tissue diseases for which there are no currently approved products. Fibrocell’s collaboration with UCLA—focusing on skin-derived stem cells and more efficient ways to convert skin cells to other cell types—holds potential for future discovery and development of autologous cellular therapeutics. For additional information, visit www.fibrocellscience.com.

About Intrexon Corporation

Intrexon Corporation (NYSE: XON) is a leader in synthetic biology focused on collaborating with companies in Health, Food, Energy and the Environment to create biologically-based products that improve the quality of life and the health of the planet.  Through the company's proprietary UltraVector® platform, Intrexon provides its partners with industrial-scale design and development of complex biological systems.  The UltraVector® platform delivers unprecedented control over the quality, function, and performance of living cells.  We call our synthetic biology approach and integrated technologies Better DNA®, and we invite you to discover more www.DNA.com.

Safe Harbor Statement

Some of the statements made in this press release are forward-looking statements. Forward-looking statements include, without limitation, the ability of Fibrocell to present proof of concept data this year for its RDEB study and to develop breakthrough therapies for the treatment of skin and connective tissues diseases. These forward-looking statements are based upon our current expectations and projections about future events and generally relate to our plans, objectives and expectations for the development of our business. Although management believes that the plans and objectives reflected in or suggested by these forward-looking statements are reasonable, all forward-looking statements involve risks and uncertainties and actual future results may be materially different from the plans, objectives and expectations expressed in this press release. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results.

Contacts:

Corporate:	Investor Relations:
Gregory Weaver	Susan Noonan
Chief Financial Officer	S.A. Noonan Communications, LLC
Fibrocell Science, Inc.	(212) 966-3650
Tel: +1 484-713-6000	susan@sanoonan.com
gweaver@fibrocellscience.com

Fibrocell Science, Inc.
Selected Financial Information
(unaudited)

Consolidated Statement of Operations:
	Three months ended December 31,		Year ended December 31,
($ in thousands, except per share and share data)	2013	2012	2013	2012

Revenue from product sales	$44	$40	$200	$153
Cost of sales	1,529	2,387	8,052	8,355
Gross loss	(1,485)	(2,347)	(7,852)	(8,202)
Selling, general and administrative expenses	2,341	2,573	10,073	12,167
Research and development expenses	1,825	7,727	12,578	9,021
Operating loss	(5,651)	(12,647)	(30,503)	(29,390)
Other income (expense):
Warrant revaluation income (expense)	(5)	(8,467)	(134)	8,725
Derivative revaluation expense	-	-	-	(23)
Interest income (expense)	2	(431)	2	(1,017)
Loss on extinguishment of debt	-	-	-	(4,421)

Loss from continuing operations before income taxes	(5,654)	(21,545)	(30,635)	(26,126)
Deferred tax benefit	-	-	-	2,500

Loss from continuing operations	(5,654)	(21,545)	(30,635)	(23,626)
Loss from discontinued operations, net of tax	-	(10)	-	(11)
Gain on sale of discontinued operations, net of tax	-	24	-	467
Net loss	(5,654)	(21,531)	(30,635)	(23,170)
Net loss attributable to non-controlling interest	-	-	-	(24)
Net loss attributable to Fibrocell Science, Inc. common stockholders	$(5,654)	$(21,531)	$(30,635)	$(23,194)
Per share information:
Loss from continuing operations-basic and diluted
	$(0.14)	$(0.89)	$(1.03)	$(2.59)
Loss from discontinued operations-basic and diluted	$-	$-	$-	$-
Net loss per common share—basic and diluted	$(0.14)	$(0.89)	$(1.03)	$(2.59)
Weighted average number of basic and diluted common shares outstanding
	39,584,342	24,087,417	29,830,207	8,965,098

Fibrocell Science, Inc.
Selected Financial Information
(unaudited)

Selected Consolidated Balance Sheet Data:

($ in thousands)	December 31, 2013	December 31, 2012

Assets
Current assets:
Cash and cash equivalents	$60,033	$31,346
Inventory	597	477
Total current assets	61,860	33,156
Intangible assets, net	5,238	5,789
Total assets	69,014	40,603

Liabilities and Stockholders' Equity
Total current liabilities	3,593	1,554
Warrant liability	210	374
Total liabilities	4,342	2,272
Total stockholders' equity	64,672	38,331
Total liabilities and stockholders' equity	69,014	40,603

Selected Consolidated Statement of Cash Flows Data:
	Year ended December 31,
(in thousands)	2013	2012

Net cash used in operating activities	$(20,075)	$(22,575)
Net cash (used in) provided by investing activities	$(360)	$509
Net cash provided by financing activities	$49,122	$42,613